UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2015

Intersect ENT, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36545	20-0280837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Intersect ENT, Inc.

1555 Adams Drive

Menlo Park, California 94025

(Address of principal executive offices, including zip code)

(650) 641-2100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Agreement with Exova

On October 6, 2015, Intersect ENT, Inc. (the “Company”) entered into an Analytical Testing Partnership Program 2016 – 2017 (the “New Exova Agreement”) with Exova. Exova has provided the Company with analytical testing services for the Company’s finished product under that certain Analytical Testing Partnership Program 2014 – 2015 (the “Prior Exova Agreement”), which will expire on December 31, 2015. The New Exova Agreement extends the Company’s relationship with Exova for two (2) years until December 31, 2017. The New Exova Agreement retains the base pricing structure as the Prior Exova Agreement and includes an inflationary price increase.

Amendment to Stephen Gould Supply Agreement

On October 7, 2015, the Company entered into Amendment No. 1 (the “SGC Amendment”) to that certain Supply Agreement between the Company and Stephen Gould Corporation (“SGC”), dated November 14, 2013 (the “SGC Supply Agreement”). Under the SGC Supply Agreement, SGC supplies the Company with packaging components in accordance with a rolling quarterly forecast provided by the Company. The SGC Amendment updated the SGC Supply Agreement’s exhibit for products and price list. The SGC Supply Agreement has an initial term of two (2) years that will expire on November 14, 2015, but will automatically renew for successive one (1) year terms, unless either party provides written notice of non-renewal at least 30 days prior to the end of the then-current term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intersect ENT, Inc.

Dated: October 13, 2015

	By:	/s/ Jeryl L. Hilleman
Jeryl L. Hilleman
Chief Financial Officer